EXHIBIT 10.9

SERVICES AGREEMENT, dated as of             , 2011 (the “Effective Date”), between, Home Loan Servicing Solutions, Ltd., a Cayman Islands exempted company together with its subsidiaries and affiliates (“HLSS”) and Altisource Solutions S.à r.l., a public limited liability company organized under the laws of the Grand Duchy of Luxembourg together with its subsidiaries and affiliates (“ALTISOURCE”).

RECITALS

WHEREAS, HLSS desires to engage ALTISOURCE to provide various Services and/or Additional Services to HLSS pursuant to the terms and conditions set forth herein, and ALTISOURCE desires to provide such Services and/or Additional Services to HLSS.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties agree as follows:

1. Definitions.

For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any federal, state, local, foreign or international arbitration or mediation tribunal.

“Affiliate” means with respect to any Person (a “Principal”) (a) any directly or indirectly wholly-owned subsidiary of such Principal, (b) any Person that directly or indirectly owns 100% of the voting stock of such Principal or (c) a Person that controls, is controlled by or is under common control with such Principal. As used herein, “control” of any entity means the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management or policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise. Furthermore, with respect to any Person that is partially owned by such Principal and does not otherwise constitute an Affiliate (a “Partially-Owned Person”), such Partially-Owned Person shall be considered an Affiliate of such Principal for purposes of this Agreement if such Principal can, after making a good faith effort to do so, legally bind such Partially-Owned Person to this Agreement.

“Agreement” means this Services Agreement, including the Schedules hereto and any SOWs entered into pursuant to Section 2(b).

“Fully Allocated Cost” means, with respect to provision of a Service and/or an Additional Service, the all-in actual cost of ALTISOURCE’S provision of such Service and/or Additional Service, including all amounts for compensation and benefits, technology expenses, occupancy, office and equipment expense, and third-party payments incurred in connection with the provision of such Service and/or Additional Service, plus applicable mark up which shall initially be 15% and which may be adjusted from time to time as agreed to by the parties, including any Taxes payable as a result of performance of such Service and/or Additional Service.

“Governmental Authority” shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, algorithms, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Intellectual Property” means all domestic and foreign patents, copyrights, trade names, domain names, trademarks, service marks, registrations and applications for any of the foregoing, databases, mask works, Information, inventions (whether or not patentable or patented), processes, know-how, procedures, computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation, manuals, and instructions, other proprietary information, and licenses from third parties granting the right to use any of the foregoing.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Services” means services that may be provided by ALTISOURCE to HLSS and set forth on Schedule I and any SOWs related thereto.

“SOW” means a statement of work entered into between the parties on an as-needed basis to describe an Additional Service to be performed hereunder. Any SOW shall be agreed to by each party, shall be in writing and (I) shall contain: (i) a description of the services to be performed thereunder; (ii) the applicable performance standard for the provision of such service, if different from the Performance Standard; (iii) the amount, schedule and method of compensation for provision of such service, which shall estimate the Fully Allocated Cost of such service; and (II) may contain (i) HLSS’s standard operating procedures for receipt of services similar to such service, including operations, compliance requirements and related training schedules; (ii) information technology support requirements of HLSS with respect to such service; and (iii) training and support commitments with respect to such service. For the avoidance of doubt, the terms and conditions of this Agreement shall apply to any SOW except to the extent of a conflict between a provision of this Agreement and the SOW, in which case, the terms of the SOW shall control.

2. Provision of Services.

(a) Generally. Subject to the terms and conditions of this Agreement, (i) ALTISOURCE shall provide, or cause to be provided, to HLSS, solely for the benefit of the HLSS business in the ordinary course of business, the Services, in each case for periods commencing on the Effective Date through the respective period specified in Schedule I (the “Service Period”), unless such period is earlier terminated in accordance with Section 5.

(b) Additional Services. In addition to the services provided as set forth on Schedule I, from time to time during the term of this Agreement the parties shall have the right to enter into SOWs to set forth the terms of any related or additional services to be performed hereunder (“Additional Services”).

(c) The Services and the Additional Services shall be performed on business days during hours that constitute regular business hours for each of HLSS and ALTISOURCE, unless otherwise agreed. HLSS, shall not resell, subcontract, license, sublicense or otherwise transfer any of the Services and/or Additional Services to any Person whatsoever or permit use of any of the Services and/or Additional Services by any Person other than by HLSS directly in connection with the conduct of HLSS’s respective business in the ordinary course of business.

(d) Unless agreed separately by the parties, ALTISOURCE shall have the exclusive right to select, employ, pay, supervise, administer, direct and discharge any of its employees who will perform Services and/or Additional Services. ALTISOURCE shall be responsible for paying such employees’ compensation and providing to such employees any benefits. With respect to each Service and/or Additional Service, ALTISOURCE shall use commercially reasonable efforts to have qualified individuals participate in the provision of such Service and/or Additional Service; provided, however, that (i) ALTISOURCE shall not be obligated to have any individual participate in the provision of any Service and/or Additional Service if ALTISOURCE determines that such participation would adversely affect ALTISOURCE or its Affiliates; and (ii) none of ALTISOURCE or its Affiliates shall be required to continue to employ any particular individual during the applicable Service Period.

(e) ALTISOURCE may engage third-party contractors, at a reasonable cost, to perform any of the Services and/or Additional Services, to provide professional services related to any of the Services and/or Additional Services, or to provide any secretarial, administrative, telephone, e-mail or other services necessary or ancillary to the Services (all of which may be contracted for separately by ALTISOURCE on behalf of HLSS). Altisource shall use reasonable commercial efforts to give notice to HLSS, reasonably in advance of the commencement of such Services and/or Additional Services to be so provided by such contractors, of the identity of such contractors, each Service and/or Additional Service to be provided by such contractors and a good faith estimate of the cost (or formula for determining the cost) of the Services and/or Additional Services to be so provided by such contractors.

(f) Tax Services. As contemplated by this Agreement, ALTISOURCE will perform tax accounting, tax compliance and tax consulting services (“Tax Services”) for and on behalf of HLSS. With respect to these Tax Services, the following additional provisions apply:

(1)	REPORTABLE TRANSACTIONS—The Internal Revenue Service (“IRS”) and some states have promulgated rules that require taxpayers to disclose their participation in reportable transactions by attaching a disclosure form to their federal and/or state income tax returns and, when necessary, by filing a copy of that disclosure form with the IRS and/or the applicable state tax agency. These rules impose significant requirements to disclose certain transactions and such disclosures may encompass transactions entered into in the normal course of business. The Tax Services do not include any obligation by ALTISOURCE to identify any reportable transactions or disclosure obligations. Services regarding reportable transactions will be provided under the terms of a separate Statement of Work. HLSS is responsible for ensuring that it has properly disclosed all reportable transactions; failure to make required disclosures may result in substantial penalties. ALTISOURCE will not be liable for any penalties resulting from HLSS’s failure to accurately and timely file any required reportable transaction disclosures.

(2)	TAX POSITIONS AND POTENTIAL PENALTIES—ALTISOURCE will discuss with HLSS tax positions that ALTISOURCE is aware of as a result of these Tax Services and for which HLSS or ALTISOURCE could be subject to potential penalties. With respect to those tax positions, ALTISOURCE will discuss any opportunity to avoid such penalties through adequate disclosure, if relevant, and the requirements for adequate disclosure. HLSS should be aware that in certain instances, the standards to avoid a potential penalty applicable to ALTISOURCE, should ALTISOURCE be deemed a tax return preparer, may exceed the accuracy related penalty standards applicable to HLSS.

(3)	HLSS’S ACKNOWLEDGEMENTS—HLSS acknowledges and agrees that the Tax Services will be based solely upon:

(i)	The representations, information, documents and other facts provided to ALTISOURCE by HLSS, its personnel and any representatives thereof;

(ii)	The review of documents under this Agreement does not constitute an engagement to provide audit, compilation, review or attest services as described in the pronouncements on professional standards issued by the American Institute of Certified Public Accountants or the U.S. Public Company Accounting Oversight Board;

(iii)	The understanding that ALTISOURCE will only be responsible to provide tax advice with respect to the specific matter, transaction or question actually presented by HLSS, including the type of tax and the taxing jurisdiction specifically identified by HLSS (e.g., federal, foreign, state, local, sales, excise, etc.);

(iv)	HLSS’s understanding that any tax advice provided pursuant the Agreement will be based upon the law, regulations, cases, rulings, and other taxing authority in effect at the time specific tax advice is provided. If there are subsequent changes in or to the foregoing taxing authorities (for which ALTISOURCE shall have no specific responsibility to advise HLSS), HLSS acknowledges that such changes may result in that tax advice being rendered invalid or necessitate (upon HLSS’s request) a reconsideration of that prior tax advice; and

(v)	HLSS acknowledges and agrees that the results of ATISOURCE’s tax advice may be audited and challenged by the IRS and other tax agencies, who may not agree with our positions. In this regard, HLSS understands that the result of any tax advice is not binding on the IRS, other tax agencies or the courts and should never be considered a representation, warranty, or guarantee that the IRS, other tax agencies or the courts will concur with our advice or opinion

(4)	RELIANCE UPON WORK PRODUCT—Although ALTISOURCE might in certain circumstances provide HLSS with drafts of a deliverable before it is finalized, HLSS understands that HLSS may not rely upon any of the analysis, conclusions, or recommendations unless and until the final deliverable is issued. Any part of ALTISOURCE’s analysis, including the recommendations or conclusions may change between the time of any draft and the issuance of a final deliverable.

(5)	CONSENT FOR DISCLOSURE AND USE OF TAX RETURN INFORMATION—HLSS authorizes that any and all information (i) furnished to ALTISOURCE for or in connection with the Tax Services (ii) derived or generated by ALTISOURCE from the information associated with prior years’ tax return information in the possession of ALTISOURCE may, for a period of up to eight (8) years from the date of this Agreement, be disclosed to and considered and used by any ALTISOURCE affiliate, related entity (or its affiliate) or subcontractor, in each case, whether located within or outside the United States, engaged directly or indirectly for the purpose of providing the Tax Services and preparation of tax returns, tax planning, audited financial statements, or other financial statements or financial information as required by a government authority, municipality or regulatory body. Disclosures under this paragraph may consist of all information contained in HLSS’s tax returns; if HLSS wishes to request a more limited disclosure of tax return information, HLSS must inform ALTISOURCE in writing. HLSS acknowledges that HLSS’s tax return information may be disclosed to ALTISOURCE affiliates, related entities (or their affiliates) or subcontractors located outside of the United States.

(6)	Certain Tax Disclosures and Reporting. In accordance with IRC sections 6111 and 6112, ALTISOURCE may be required to report to the IRS or certain state tax authorities these Tax Services including without limitation any related tax transaction(s) as well as HLSS’s participation therein. In addition, separate and apart from any reporting by ALTISOURCE, HLSS, in accordance with IRC section 6011, may also be required to disclose to a taxing authority its participation in one or more transactions which are the subject of this Agreement and any Work Order executed pursuant to this Agreement and these terms. The determination of whether, when and to what extent ALTISOURCE and HLSS should comply with their respective federal or state “tax shelter” reporting requirements will be made exclusively and respectively by ALTISOURCE and HLSS. ALTISOURCE and HLSS further agree that (i) any liability for fines or penalties or any other consequences resulting from noncompliance by one party with applicable tax disclosure or reporting rules will be borne or incurred exclusively by the non-compliant party, and (ii) any request by HLSS of ALTISOURCE for services in identifying or otherwise consulting on transactions subject to IRC section 6011 or corresponding state law and the reporting or disclosing thereof will be the subject of a separate Statement of Work.

(7)	Accountant / Client Privilege—IRC §7525. HLSS should be aware that certain information discussed with personnel of ALTISOURCE who are Federally Authorized Tax Practitioners or their agents for the purpose of obtaining ALTISOURCE’s advice on tax matters may be privileged from disclosure in any non criminal tax matters before the IRS and in non-criminal proceedings in Federal court that stem from matters before the IRS, if the United States is a party to the proceedings. HLSS is solely responsible for managing the recognition, establishment and maintenance of the confidentiality privilege. HLSS must notify ALTISOURCE if HLSS wishes to invoke the confidentiality privilege and ALTISOURCE will cooperate with HLSS’s reasonable instructions relating to the confidentiality privilege. Circumstances may arise under which HLSS may wish to divulge or have ALTISOURCE divulge privileged information to other parties. HLSS should be aware that such disclosure might result in a waiver of the confidentiality privilege. Accordingly, if HLSS wishes ALTISOURCE to divulge such information, ALTISOURCE shall require HLSS to provide ALTISOURCE in advance with written authority to make such disclosures. In addition, if it is ultimately determined that a significant purpose of the tax matter was to avoid or evade any U.S. federal income tax, HLSS should be aware that the confidentiality privilege under §7525 of the Internal Revenue Code will not apply to any communications between HLSS and ALTISOURCE. In the event that ALTISOURCE receives a request from a third party (including a subpoena, summons or discovery demand in litigation) calling for the production of privileged information, ALTISOURCE will promptly notify HLSS and will follow HLSS’s reasonable instructions regarding any third party requests or needs for such material before ALTISOURCE would disclose same as may be required under applicable law or rules. HLSS agrees to hold ALTISOURCE harmless from, and also assumes responsibility for, any reasonable expenses (including attorney’s fees, court costs, costs incurred by outside advisors and any other cost imposed whether by way of penalty or otherwise) incurred by ALTISOURCE as a result of the HLSS’s assertion of the confidentiality privilege or HLSS’s direction to ALTISOURCE to assert the confidentiality privilege on behalf of HLSS.

3. Standard of Performance.

(a) ALTISOURCE shall use commercially reasonable efforts to provide, or cause to be provided, to HLSS, each Service and/or Additional Service in a manner generally consistent with the manner and level of care with which such Service and/or Additional Service is performed by ALTISOURCE for its own behalf (the “Performance Standard”), unless otherwise specified in this Agreement. Notwithstanding the foregoing, ALTISOURCE shall have no obligation hereunder to provide to HLSS any improvements, upgrades, updates, substitutions, modifications or enhancements to any of the Services and/or Additional Services unless otherwise specified in Schedule I. HLSS acknowledges and agrees that ALTISOURCE may be providing services similar to the Services and/or Additional Services provided hereunder and/or services that involve the same resources as those used to provide the Services and/or Additional Services to itself and its own Affiliates’ business units as well as other third parties, and, accordingly, ALTISOURCE reserves the right to modify any of the Services and/or Additional Services or the manner in which any of the Services and/or Additional Services are provided in the ordinary course of business; provided, however, that no such modification shall materially diminish the Services and/or Additional Services or have a materially adverse effect on the business of HLSS.

(b) ALTISOURCE will use commercially reasonable efforts to provide the Services and/or Additional Services within a time frame so as not to materially disrupt the business of HLSS.

(c) ALTISOURCE shall provide disaster recovery and data backup services related to the Services and/or Additional Services to HLSS, provided that such disaster recovery and data backup services are generally performed by ALTISOURCE for its own behalf. To the extent that such disaster recovery and data backup services are not performed by ALTISOURCE for its own behalf, ALTISOURCE shall not be obliged to perform such services for HLSS.

4. Fees, Invoicing and Payment.

(a) As compensation for a particular Service or Additional Service, HLSS agrees to pay to ALTISOURCE the Fully Allocated Cost of providing the Services and/or Additional Services in accordance with this Agreement or such other compensation amount or methodology as specified in such SOW.

(b) ALTISOURCE shall submit statements of account to HLSS on a monthly basis with respect to all amounts payable by HLSS to ALTISOURCE hereunder (the “Invoiced Amount”), setting out the Services and/or Additional Services provided, and the amount billed to HLSS as a result of providing such Services and/or Additional Services (together with, in arrears, any Commingled Invoice Statement (as defined below) and any other invoices for Services and/or Additional Services provided by third parties, in each case setting out the Services and/or Additional Services provided by the applicable third parties). HLSS shall pay the Invoiced Amount to ALTISOURCE by wire transfer of immediately available funds to an account or accounts specified by ALTISOURCE, or in such other manner as specified by ALTISOURCE in writing, or otherwise reasonably agreed to by the parties, within 30 days of the date of delivery to HLSS of the applicable statement of account; provided, that, in the event of any dispute as to an Invoiced Amount, HLSS shall pay the undisputed portion, if any, of such Invoiced Amount in accordance with the foregoing, and shall pay the remaining amount, if any, promptly upon resolution of such dispute.

(c) ALTISOURCE may cause any third party to which amounts are payable by or for the account of HLSS in connection with Services and/or Additional Services to issue a separate invoice to HLSS for such amounts. HLSS shall pay or cause to be paid any such separate third party invoice in accordance with the payment terms thereof. Any third party invoices that aggregate Services and/or Additional Services for the benefit of HLSS, on the one hand, with services not for the benefit of HLSS, on the other hand (each, a “Commingled Invoice”), shall be separated by ALTISOURCE. ALTISOURCE shall prepare a statement indicating that portion of the invoiced amount of such Commingled Invoice that is attributable to Services and/or the Additional Services rendered for the benefit of HLSS (the “Commingled Invoice Statement”). ALTISOURCE shall deliver such Commingled Invoice Statement and a copy of the Commingled Invoice to HLSS. HLSS shall, within 30 days after the date of delivery to HLSS of such Commingled Invoice Statement, pay or cause to be paid the amount set forth on such Commingled Invoice Statement to the third party, and shall deliver evidence of such payment to ALTISOURCE. ALTISOURCE shall not be required to use its own funds for payments to any third party providing any of the Services and/or Additional Services or to satisfy any payment obligation of HLSS or any of its Affiliates to any third party provider; provided, however, that in the event ALTISOURCE does use its own funds for any such payments to any third party, HLSS shall reimburse ALTISOURCE for such payments as invoiced by ALTISOURCE within 30 days following the date of delivery of such invoice from ALTISOURCE.

(d) ALTISOURCE may, in its discretion and without any liability, suspend any performance under this Agreement upon failure of HLSS to make timely any payments required under this Agreement beyond the applicable cure date specified in Section 5(b)(8) of this Agreement.

(e) In the event that HLSS does not make any payment required under the provisions of this Agreement to ALTISOURCE when due in accordance with the terms hereof, ALTISOURCE may, at its option, charge HLSS interest on the unpaid amount at the rate of 2% per annum above the prime rate charged by JPMorgan Chase Bank, N.A. (or its successor). In addition, HLSS shall reimburse ALTISOURCE for all costs of collection of overdue amounts, including any reimbursement required under Section 4(c) and any reasonable attorneys’ fees.

(f) HLSS acknowledges and agrees that it shall be responsible for any interest or other amounts with respect to any portion of any Commingled Invoice that HLSS is required to pay or ALTISOURCE pays on HLSS’ behalf pursuant to any Commingled Invoice Statement.

5. Term; Termination.

(a) Term. The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect for six (6) years (“Initial Term”) or the earlier date upon which this Agreement has been otherwise terminated in accordance with the terms hereof. At the end of the Initial Term, this Agreement shall automatically renew for additional successive terms of six (6) years. Upon the expiration of the Initial Term, either party may terminate this Agreement by providing a 120 day’s prior written notice of termination to the other party.

(b) Termination. During the Initial Term of this Agreement, this Agreement (or, with respect to items (1), (3), (4), (5), (6) and (7) below, the particular SOW only) may be terminated:

(1)	by HLSS, if HLSS is prohibited by law from receiving such Services and/or Additional Services from ALTISOURCE; by ALTISOURCE if ALTISOURCE is prohibited by law from providing such Services and/or Additional Services to HLSS;

(2)

by HLSS, in the event of a material breach of any covenant or representation and warranty contained herein or otherwise directly relating to or affecting the Services and/or Additional Services to be provided hereunder of ALTISOURCE that cannot be or has not been cured by the 60th day from HLSS giving written notice of such breach to ALTISOURCE and to the extent that ALTISOURCE is not working diligently to cure such breach;

(3)

by HLSS, if ALTISOURCE fails to comply with all applicable regulations to which ALTISOURCE is subject directly relating to or affecting the Services and/or Additional Services to be performed hereunder, which failure cannot be or has not been cured by the 60th day from HLSS giving written notice of such failure to ALTISOURCE and to the extent that ALTISOURCE is not working diligently to cure such breach;

(4)

by HLSS, if ALTISOURCE is cited by a Governmental Authority for materially violating any law governing the performance of a Service and/or Additional Service, which violation cannot be or has not been cured by the 60th day from HLSS’s giving written notice of such citation to ALTISOURCE and to the extent that ALTISOURCE is not working diligently to cure such breach;

(5)

by HLSS, if ALTISOURCE fails to meet any Performance Standard for a period of three consecutive months, which failure cannot be or has not been cured by the 30th day from HLSS’s giving written notice of such failure to ALTISOURCE and to the extent that ALTISOURCE is not working diligently to cure such breach;

(6)

by ALTISOURCE, if HLSS fails to make any payment for any portion of Services and/or Additional Services the payment of which is not being disputed in good faith by HLSS, which payment remains unmade by the 30th day from ALTISOURCE’s giving of written notice of such failure to HLSS;

(7)

by HLSS, in the event that ALTISOURCE enters into the business of owning mortgage servicing rights or other assets which are similar to the business of HLSS, which breach cannot be or has not been cured by the 60th day from HLSS’s giving written notice of such event to ALTISOURCE and to the extent that ALTISOURCE is not working diligently to cure such breach; and

(8)	by either party, if the other party (A) becomes insolvent, (B) files a petition in bankruptcy or insolvency, is adjudicated bankrupt or insolvent or files any petition or answer seeking reorganization, readjustment or arrangement of its business under any law relating to bankruptcy or insolvency, or if a receiver, trustee or liquidator is appointed for any of the property of the other party and within 60 days thereof such party fails to secure a dismissal thereof or (C) makes any assignment for the benefit of creditors;

(c) No termination, cancellation or expiration of this Agreement shall prejudice the right of ALTISOURCE to receive payment due at the time of termination, cancellation or expiration (or any payment accruing as a result thereof), nor shall it prejudice any cause of action or claim of either party hereto accrued or to accrue by reason of any breach or default by the other party hereto.

(d) Notwithstanding any provision herein to the contrary, Sections 4, 6 and 9 through 16 of this Agreement shall survive the termination of this Agreement.

6. Miscellaneous.

(a) Counterparts; Entire Agreement; Corporate Power.

(1) This Agreement may be executed in one or more counterparts, including by facsimile or by e-mail delivery of a “.pdf” format data file, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto or thereto and delivered to the other parties hereto or thereto.

(2) This Agreement, any SOWs and the exhibits, schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof,

supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

(3) HLSS represents and ALTISOURCE represents, as follows:

(i)	each has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement; and

(ii)	this Agreement has been duly executed and delivered by it and constitutes, a valid and binding agreement enforceable in accordance with the terms hereof.

(b) Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the Grand Duchy of Luxembourg applicable to contracts made and to be performed wholly in such jurisdiction and irrespective of the choice of law principles of the Grand Duchy of Luxembourg, as to all matters.

(c) Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any HLSS Indemnitee or ALTISOURCE Indemnitee in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the parties hereto or thereto and are not intended to confer upon any Person except the parties hereto or thereto any rights or remedies hereunder and (b) there are no third party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

(d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) upon receipt if delivered personally or if mailed by registered or certified mail, return receipt requested and postage prepaid or (b) at noon on the business day after dispatch if sent by a nationally recognized overnight courier; and (c) if such notice is to ALTISOURCE, when (a) or (b) has occurred and a copy is sent and received by e-mail to: contractmanagement@altisource.com. All notices shall be delivered to the following address and e-mail address if to ALTISOURCE (or at such other address a party may specify by like notice):

If to HLSS, to:

Home Loan Servicing Solutions, Ltd

2002 Summit Boulevard, 6th Floor

Atlanta, Georgia 30319

Attention: General Counsel

If to ALTISOURCE to:

Altisource Solutions S.à r.l.

291, route d’Arlon,

L-1150 Luxembourg

Attention: Board of Managers.

With a cc to: contractmanagement@altisource.com

(e) Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner materially adverse to either Party. Upon any such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the Parties.

(f) Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Waivers of Default. Waiver by any party hereto of any default of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default.

(h) Specific Performance. Notwithstanding the procedures set forth in Section 10, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are to be hereby or thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The other party or parties shall not oppose the granting of such relief. The parties to this Agreement agree that the remedies at law for any breach or threatened breach hereof or thereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

(i) Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any party hereto or thereto, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

(j) Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof,” “herein, “and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement (including all of the schedules, exhibits and appendices hereto) and not to any particular provision of this Agreement. Article, Section, Exhibit, Schedule and Appendix references are to the articles, sections, exhibits, schedules and appendices of or to this Agreement unless otherwise specified. Any reference herein to this Agreement, unless otherwise stated, shall be construed to refer to this Agreement as amended, supplemented or otherwise modified from time to time. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. There shall be no presumption of interpreting this Agreement or any provision hereof against the draftsperson of this Agreement or any such provision.

(k) Jurisdiction; Service of Process. Any action or proceeding arising out of or relating to this Agreement shall be brought in the courts of the Grand Duchy of Luxembourg (if any party to such action or proceeding has or can acquire jurisdiction), and each of the parties hereto or thereto irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. The parties to this Agreement agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties hereto and thereto irrevocably to waive any objections to venue or to convenience of forum. Process in any action or proceeding referred to in the first sentence of this Section may be served on any party to this Agreement anywhere in the world.

(l) Waiver of Jury Trial. EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

7. Intellectual Property. HLSS grants to ALTISOURCE and its Affiliates a limited, non-exclusive, fully paid-up, nontransferable, revocable license, without the right to sublicense, for the term of this Agreement to use all intellectual property owned by or, to the extent permitted by the applicable license, licensed to HLSS solely to the extent necessary for ALITSOURCE to perform its obligations hereunder.

8. Cooperation; Access.

(a) HLSS shall permit ALTISOURCE and its employees and representatives access, on business days during hours that constitute regular business hours for HLSS and upon reasonable prior request, to the premises of HLSS and such data, books, records and personnel designated by HLSS as involved in receiving or overseeing the Services and/or Additional Services as ALTISOURCE may reasonably request for the purposes of providing the Services and/or Additional Services. ALTISOURCE shall provide HLSS, upon reasonable prior written notice, such documentation relating to the provision of the Services and/or Additional Services as HLSS may reasonably request for the purposes of confirming any Invoiced Amount or other amount payable pursuant to any Commingled Invoice Statement or otherwise pursuant to this Agreement. Any documentation so provided to ALTISOURCE pursuant to this Section will be subject to the confidentiality obligations set forth in Section 9 of this Agreement.

(b) Each party hereto shall designate a relationship manager (each, a “Relationship Executive”) to report and discuss issues with respect to the provision of the Services and/or Additional Services and successor relationship executives in the event that a designated Relationship Executive is not available to perform such role hereunder. The initial Relationship Executive designated by HLSS shall be James E. Lauter, and the initial Relationship Executive designated by ALTISOURCE shall be Robert D. Stiles. Either party may replace its Relationship Executive at any time by providing written notice thereof to the other party hereto.

9. Confidentiality.

(a) Subject to Section 9(c) below, each of HLSS and ALTISOURCE, agrees to hold, and to cause its directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to confidential and proprietary Information of ALTISORUCE pursuant to policies in effect as of the Effective Date, all Information concerning the other party that is either in its possession (including Information in its possession prior to the Effective Date) or furnished by the other party or its directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, or otherwise, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of such party or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by such party, which sources are not known by such party to be themselves bound by a confidentiality obligation, or (iii) independently generated without reference to any proprietary or confidential Information of the other party.

(b) Each party agrees not to release or disclose, or permit to be released or disclosed, any such Information (excluding Information described in clauses (i), (ii) and (iii) of Section 9 (a) above, to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such information (who shall be advised of their obligations hereunder with respect to such information), except in compliance with Section 9(c). Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement, each party will promptly, after request of the other party, either return the Information to the other party in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that any Information not returned in a tangible form (including any such Information that exists in an electronic form) has been destroyed (and such copies thereof and such notes, extracts or summaries based thereon).

(c) Protective Arrangements. In the event that either party determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of the other party that is subject to the confidentiality provisions hereof, such party shall, to the extent permitted by law, notify the other party as soon as practicable prior to disclosing or providing such Information and shall cooperate, at the expense of the requesting party, in seeking any reasonable protective arrangements requested by such other party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide Information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority.

10. Dispute Resolution.

(a) Disputes. Subject to Section 6(h), the procedures for discussion, negotiation and mediation set forth in this Section 10 shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with, this Agreement.

(b) Escalation; Mediation.

(i) It is the intent of the parties to use reasonable efforts to resolve expeditiously any dispute, controversy or claim between or among them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, a party involved in a dispute, controversy or claim may deliver a notice (an “Escalation Notice”) demanding an in-person meeting involving representatives of the parties at a senior level of management (or if the parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the General Counsel, or like officer or official, of the party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the parties may be established by the parties from time to time; provided, however, that the parties shall use reasonable efforts to meet within 30 days of the Escalation Notice.

(ii) If the parties are not able to resolve the dispute, controversy or claim through the escalation process referred to above, then the matter shall be referred to mediation. The parties shall retain a mediator to aid the parties in their discussions and negotiations by informally providing advice to the parties. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the parties or be admissible in any other proceeding. The mediator may be chosen from a list of mediators previously selected by the parties or by other agreement of the parties. Costs of the mediation shall be borne equally by the parties involved in the matter, except that each party shall be responsible for its own expenses. Mediation shall be a prerequisite to the commencement of any Action by either party against the other party.

(iii) In the event that any resolution of any dispute, controversy or claim pursuant to the procedures set forth in Section 10(b) (i) or (ii) in any way affects an agreement or arrangement between either of the parties and a third party insurance carrier, the consent of such third party insurance carrier to such resolution, to the extent such consent is required, shall be obtained before such resolution can take effect.

(c) Court Actions.

(i) In the event that either party, after complying with the provisions set forth in Section 10(b), desires to commence an Action, such party may submit the dispute, controversy or claim (or such series of related disputes, controversies or claims) to any court of competent jurisdiction.

(ii) Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Section 10 with respect to all matters not subject to such dispute, controversy or claim.

11. Warranties; Limitation of Liability; Indemnity.

(a) Other than the statements expressly made by ALTISOURCE in this Agreement, ALTISOURCE makes no representation or warranty, express or implied, with respect to the Services and/or Additional Services and, except as provided in Subsection (b) of this Section 11, HLSS hereby waives, releases and renounces all other representations, warranties, obligations and liabilities of ALTISOURCE, and any other rights, claims and remedies of HLSS against ALTISOURCE, express or implied, arising by law or otherwise, with respect to any nonconformance, error, omission or defect in any of the Services and/or Additional Services, including (i) any implied warranty of merchantability or fitness for a particular purpose, (ii) any implied warranty of non-infringement or arising from course of performance, course of dealing or usage of trade and (iii) any obligation, liability, right, claim or remedy in tort, whether or not arising from the negligence of ALTISOURCE.

(b) None of ALTISOURCE or any of its Affiliates or any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors or other representatives shall be liable for any action taken or omitted to be taken by ALTISOURCE or such person under or in connection with this Agreement, except that ALTISOURCE shall be liable for direct damages or losses incurred by HLSS arising out of the gross negligence or willful misconduct of ALTISOURCE or any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors or other representatives in the performance or nonperformance of the Services and/or Additional Services.

(c) In no event shall the aggregate amount of all such damages or losses for which ALTISOURCE may be liable under this Agreement exceed the aggregate total sum received by ALTISOURCE for the Services and/or Additional Services; provided, that, no such cap shall apply to liability for damages or losses arising from or relating to breaches of Section 9 (relating to confidentiality), infringement of Intellectual Property or fraud or criminal acts. Except as provided in Subsection (b) of this Section 11, none of ALTISOURCE or any of its Affiliates or any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors or other representatives shall be liable for any action taken or omitted to be taken by, or the negligence, gross negligence or willful misconduct of, any third party.

(d) Notwithstanding anything to the contrary herein, none of ALTISOURCE or any of its Affiliates or any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors or other representatives shall be liable for damages or losses incurred by HLSS or any of HLSS’s Affiliates for any action taken or omitted to be taken by ALTISOURCE or such other person under or in connection with this Agreement to the extent such action or omission arises from actions taken or omitted to be taken by, or the negligence, gross negligence or willful misconduct of, HLSS or any of HLSS’s Affiliates.

(e) No party hereto or any of its Affiliates or any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors or other representatives shall in any event have any obligation or liability to the other party hereto or any such other person whether arising in contract (including warranty), tort (including active, passive or imputed negligence) or otherwise for consequential, incidental, indirect, special or punitive damages, whether foreseeable or not, arising out of the performance of the Services and/or Additional Services or this Agreement, including any loss of revenue or profits, even if a party hereto has been notified about the possibility of such damages; provided, however , that the provisions of this Subsection (e) shall not limit the indemnification obligations hereunder of either party hereto with respect to any liability that the other party hereto may have to any third party not affiliated with ALTISOURCE or HLSS for any incidental, consequential, indirect, special or punitive damages.

(f) HLSS shall indemnify and hold ALTISOURCE and its Affiliates and any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors or other representatives harmless from and against any and all damages, claims or losses that ALTISOURCE or any such other person may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement or the Services and/or Additional Services provided hereunder, except those damages, claims or losses incurred by ALTISOURCE or such other person arising out of the gross negligence or willful misconduct by ALTISOURCE or such other person.

(g) Neither party hereto may bring an action against the other under this Agreement (whether for breach of contract, negligence or otherwise) more than six months after that party becomes aware of the cause of action, claim or event giving rise to the cause of action or claim or one year after the termination of this Agreement, whichever is shorter.

12. Taxes. Each party hereto shall be responsible for the cost of any sales, use, privilege and other transfer or similar taxes imposed upon that party as a result of the Services and/or Additional Services contemplated hereby. Any amounts payable under this Agreement are exclusive of any goods and services taxes, value added taxes, sales taxes or similar taxes (“Sales Taxes”) now or hereinafter imposed on the performance or delivery of Services and/or Additional Services, and an amount equal to such taxes so chargeable shall, subject to receipt of a valid receipt or invoice as required below in this Section 12, be paid by HLSS to ALTISOURCE in addition to the amounts otherwise payable under this Agreement. In each case where Sales Tax is payable by HLSS in respect of a Service and/or Additional Service provided by ALTISOURCE, ALTISOURCE shall furnish in a timely manner a valid Sales Taxes receipt or invoice to HLSS in the form and manner required by applicable law to allow HLSS to recover such tax to the extent allowable under such law. Additionally, if ALTISOURCE is required to pay ‘gross-up’ on withholding taxes with respect to provision of the Services and/or Additional Services, such taxes shall be billed separately as provided above and shall be owing and payable by HLSS. Any applicable property taxes resulting from provision of the Services and/or Additional Services shall be payable by the party owing or leasing the asset subject to such tax.

13. Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party hereto unless otherwise required by law, in which case the party making the press release, public announcement or communication shall give the other party reasonable opportunity to review and comment on such and the parties shall cooperate as to the timing and contents of any such press release, public announcement or communication.

14. Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party hereto; provided, however, that either party may assign this Agreement without the consent of the other party to any third party that acquires, by any means, including by merger or consolidation, all or substantially all the stock or consolidated assets of such party. Any purported assignment in violation of this Section 14 shall be void and shall constitute a material breach of this Agreement.

15. Relationship of the Parties. The parties hereto are independent contractors and none of the parties hereto is an employee, partner or joint venturer of the other. Under no circumstances shall any of the employees of a party hereto be deemed to be employees of the other party hereto for any purpose. Except as expressly provided in Section 4(c), none of the parties hereto shall have the right to bind the others to any agreement with a third party or to represent itself as a partner or joint venturer of the other by reason of this Agreement.

16. Force Majeure. Neither party hereto shall be in default of this Agreement by reason of its delay in the performance of, or failure to perform, any of its obligations hereunder if such delay or failure is caused by strikes, acts of God, acts of the public enemy, acts of terrorism, riots or other events that arise from circumstances beyond the reasonable control of that party. During the pendency of such intervening event, each of the parties hereto shall take all reasonable steps to fulfill its obligations hereunder by other means and, in any event, shall upon termination of such intervening event, promptly resume its obligations under this Agreement.

* * * * *

IN WITNESS WHEREOF, the parties have caused this Services Agreement to be executed as of the date first written above by their duly authorized representatives.

HOME LOAN SERVICING SOLUTIONS, LTD

By
Name: Title:

ALTISOURCE SOLUTIONS S.À R.L.

By
Name: Title:

SCHEDULE I

SERVICES

Services Provided	Service Period (years)

HUMAN RESOURCES Services Provided: • Benefit Plan Design and Administration • Employee and Contractor On-boarding • Employee Engagement • HR Administration • HR Strategy and Consulting • HRIS Administration and Reporting • Performance Management Platforms • Personnel Files • Recruiting and Hiring • Salary and Incentive Compensation Administration • Training and Compliance Support	6
LAW Services Provided: • Contract Review • Corporate Governance • Intellectual Property Maintenance • License Maintenance • Litigation Management • Regulatory Compliance	6

Risk Management and Six Sigma	6

Services Provided:

• Information Security

• Internal Audit

• Loan Quality

• Quality Assurance

• Risk Management

• SOX Compliance and SAS 70

• Six Sigma

• Business Continuity and Disaster Recovery Planning

Services Provided	Service Period (years)

OTHER OPERATIONS SUPPORT Services Provided: • Capital Markets • Modeling • Quantitative Analytics • General Business Consulting • Consumer Psychology Services	6

CORPORATE SERVICES Services Provided: • Facilities Management • Reception and Mailroom Support • Physical Security • Travel Services	6

TECHNOLOGY SERVICES Services Provided: • Telephone, Technology and Desktop Support	6

FINANCE AND ACCOUNTING Services Provided: • Accounting Services and Reporting • Accounts Payable • Accounts Receivable • Corporate Secretary Support • Financial Reporting • Payroll Services • Tax Services • Treasury	6
• Portfolio Valuation and Analysis • Advance Funding Administration

Services Provided	Service Period (years)

VENDOR MANAGEMENT OPERATIONS Services Provided: • Contract Negotiation • Vendor Compliance • Vendor Management Services • Insurance Risk Management	6